Exhibit 5.1

GRAY, PLANT, MOOTY, MOOTY & BENNETT, P.A.

500 IDS Center

80 South Eighth Street

Minneapolis, Minnesota 55402

(612) 632-3000

October 25, 2019

BBQ Holdings, Inc.

12701 Whitewater Drive, Suite 290

Minnetonka, MN 55343

Ladies and Gentlemen:

We have acted as counsel for BBQ Holdings, Inc., a Minnesota corporation (the “Company”), as successor issuer to Famous Dave’s of America, Inc. pursuant to Rule 12g-3(a) under the Securities Exchange Act of 1934, as amended, in connection with a Post-Effective Amendment to the Registration Statement on Form S-8 (File No. 333-208261) (the “Registration Statement”) under the Securities Act of 1933 (the “Act”) on even date herewith, relating to the sale by the Company from time to time of up to 350,000 shares of Common Stock, $0.01 par value per share, of the Company (the “Shares”), initially issuable pursuant to awards granted under the Famous Dave’s of America, Inc. Amended and Restated 2015 Equity Incentive Plan (the “Plan”).

As the counsel to the Company in connection with the Registration Statement, we have examined the actions taken by the Company in connection with the authorization of the issuance of the Shares, and such documents as we have deemed necessary to render this opinion. In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or conformed copies and the authenticity of the originals of such copies. As to questions of fact material to this opinion, we have relied, without independent verification, upon certificates or comparable documents of public officials and of officers and representatives of the Company.

We have also assumed that (i) the Registration Statement and any amendments thereto (including post-effective amendments) have become effective and will continue to be effective at the time of the sale of any Shares, (ii) all Shares will be sold in the manner stated in the Registration Statement, and (iii) at the time of the sale of any Shares, there will not have occurred any changes in the law affecting the authorization, execution, delivery, validity or enforceability of the Shares.

Our opinion is limited to the general corporate laws of the State of Minnesota and the federal laws of the United States of America and we express no opinion with respect to the laws of any other jurisdiction. No opinion is expressed herein with respect to the qualification of the Shares under the securities or blue sky laws of any state or any foreign jurisdiction.

Based upon and subject to the foregoing, it is our opinion that the Shares have been duly authorized and, upon issuance, delivery and payment therefor in accordance with the terms of the Plan, and any relevant agreements thereunder, will be validly issued, fully paid and non-assessable.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

We understand that you wish to file this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Act, and we hereby consent thereto. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours, /S/ Gray, Plant, Mooty, Mooty & Bennett, p.A.